Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

   TRADE DATE
   DESCRIPTION OF SECURITY/ISSUER
   ISSUE SIZE
   AMOUNT PURCHASED
   LIST OF UNDERWRITERS
   NAME OF AFFILIATED BROKER-DEALER
3/6/17
Monmouth Real Estate Series C (Preferred)
$73,500,000
$2,548,000
JPMorgan, RBC Capital Markets, BMO Capital
JPMorgan Securities LLC